DBALT 2006 Alt-A

Collateral Performance

April 2007

Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.: 333-131600

(Dated April 11, 2007)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supersedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriter’s obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear in this free writing prospectus or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of the se materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

This free writing prospectus relates to Registration Statement No. 333-131600.

Disclaimer

DEUTSCHE BANK AND ITS REPRESENTATIVES MAKE NO REPRESENTATION AND HAVE GIVEN YOU NO ADVICE CONCERNING THE APPROPRIATE REGULATORY TREATMENT, ACCOUNTING TREATMENT, OR POSSIBLE TAX CONSEQUENCES IN CONNECTION WITH THE PROPOSED TRANSACTIONS DESCRIBED HEREIN. PRIOR TO ENTERING INTO ANY PROPOSED TRANSACTION, YOU SHOULD DETERMINE WITHOUT RELIANCE UPON DEUTSCHE BANK OR ITS AGENTS OR REPRESENTATIVES, THE ECONOMIC RISKS AND MERITS, AS WELL AS THE LEGAL, TAX, AND ACCOUNTING CHARACTERISTICS AND CONSEQUENCES, OF THE TRANSACTION, AND THAT YOU ARE ABLE TO ASSUME THESE RISKS.

PLEASE NOTE THAT NOTHING ON THIS PRESENTATION SHOULD BE CONSTRUED AS A COMMITMENT TO UNDERWRITE OR PURCHASE ANY SECURITIES. SUCH COMMITMENT WOULD ONLY BE OBTAINED IN A DEFINITIVE AND MUTUALLY ACCEPTABLE UNDERWRITING, PURCHASING OR PLACEMENT AGREEMENT. SUCH COMMITMENT ALSO WOULD BE CONDITIONED UPON SATISFACTORY COMPLETION OF DUE DILIGENCE BY DEUTSCHE BANK.

DBALT Alt-A Lifetime CPR

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The following graph illustrates DBALT historical Alt-A CPR by deal:

* Source: Monthly remittance reports from Wells Fargo Bank, National Association as Securities Administrator.

DBALT Alt-A Historical Alt-A 60+ Day Delinquency

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The following graph illustrates DBALT historical Alt-A 60+ Day Delinquency by deal:

* Source: Monthly remittance reports from Wells Fargo Bank, National Association as Securities Administrator.

DBALT Alt-A Historical Alt-A 60+ Day Delinquency Model*

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The following graph is a model of DBALT historical Alt-A 60+ Day Delinquency by deal*:

*The above was created as a model only to evidence the repurchase balances expected to be remitted to the deals in the April 2007 and May 2007 remittance cycles. This model takes into account the 136 mortgage loans, with an approximate UPB as of 3/1/2007 of $37,335,456.04 that will be repurchased.

* Source: Monthly remittance reports from Wells Fargo Bank, National Association as Securities Administrator.

DBALT Alt-A Cumulative Loss

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The following graph illustrates DBALT historical Alt-A Lifetime Cumulative Loss by deal:

* Source: Monthly remittance reports from Wells Fargo Bank, National Association as Securities Administrator.

Collateral Summary

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The following table provides key collateral information for previous deals:

	Deutsche Bank @	Deutsche Bank @	Deutsche Bank @	Deutsche Bank @
	DBALT 2006-AR1	DBALT 2006-AR2	DBALT 2006-AR3	DBALT 2006-AR3
	Group 1		Group 1	Group 2
	2,247 records	1,903 records	1,896 records	4,602 records
	Bal.: 615,803,991	Bal.: 448,988,363	Bal.: 863,072,973	Bal.: 1,520,306,455

Summary Edit Check	Actual Value	Actual Value	Actual Value	Actual Value
Volume $	615,803,990.95	448,988,363.18	863,072,973.10	1,520,306,454.86
Average Balance	274,056.07	235,937.13	455,207.26	330,357.77
% Loans with UPB > $500K	23.7	12.77	57.92	39.3
Loans with UPB > $1 mm	1.21	1.82	10.71	4.64
Conforming	60.74	79.65	20.85	48.2
Gross WAC	6.552	7.078	6.861	6.925
Gross Margin	2.646	3.069	2.799	2.793
Adjustable Rate	100	100	100	79.34
Fixed Rate	0	0	0	20.66
%10	87.4	79.04	88.08	75.98
% Silent Seconds	59.26	64.19	38.65	64.32
Weighted Average LTV	78.37	76.33	75.70	76.02
Weighted Average CLTV	88.5	87.38	82.39	87.36
Non-zero WA FICO	705	707	708	704
Owner Occupancy	75.67	50.49	82.29	83.88
Single Family	55.54	41.37	56.61	58.89
% Cashout	20.21	18.87	28.91	30.16
% S&P Doctype 'Z" (24 Mos Inc)	4.99	4.44	14.94	13.61
Non-zero WA DTI Ratio	36.92	36.01	36.37	38.16
% in California	34.86	21.98	39.84	39.98

	Deutsche Bank @	Deutsche Bank @	Deutsche Bank @	Deutsche Bank @	Deutsche Bank @
	DBALT 2006-AR4	DBALT 2006-AR5	DBALT 2006-AR6	DBALT 2007-AR1	DBALT 2007-AR2

	3,223 records	4,775 records	5,559 records	2,547 records	2,887 records
	Bal.: 1,116,715,360	Bal.: 1,313,342,326	Bal.: 1,763,321,061	Bal.: 776,290,337	Bal.: 900,919,961

Summary Edit Check	Actual Value	Actual Value	Actual Value	Actual Value	Actual Value
Volume $	1,116,715,360.38	1,313,342,326.07	1,763,321,060.61	776,290,336.82	900,919,951.37
Average Balance	346,483.20	275,045.51	317,201.13	304,786.16	312,060.95
% Loans with UPB > $500K	36.91	21.41	29.34	22.42	26.41
Loans with UPB > $1 mm	7.68	3.04	3.69	3.79	4.62
Conforming	52.4	70.49	59.39	64.95	64.51
Gross WAC	6.79	7.426	6.847	6.849	6.837
Gross Margin	2.366	2.734	2.592	2.443	2.488
Adjustable Rate	100	100	100	100	100
Fixed Rate	0	0	0	0	0
%10	84.89	86.09	87.11	87.61	89.28
% Silent Seconds	59.19	75.46	62.82	73.11	65.89
Weighted Average LTV	75.7	76.52	76.49	75.65	75.98
Weighted Average CLTV	86.44	91.21	87.52	89.68	88.72
Non-zero WA FICO	714	703	709	713	717
Owner Occupancy	84.62	76.62	82.51	87.54	84.13
Single Family	56.3	55.97	56.22	60.72	56.17
% Cashout	21.11	22.16	22.84	23.88	27.28
%S&P Doctype ''Z' 24 Mos Inc	11.05	7.13	7.23	4.14	13.22
Non-zero WA DTI Ratio	38.14	38.7	38.4	39.01	37.65
% in California	45.91	36.2	43.41	44	38.29

*Source:  Deutsche Bank CAS Files